Exhibit 4.7

EXECUTION VERSION

FOURTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 16, 2020, among Mylan Inc., a Pennsylvania corporation (“Mylan Inc.”), Utah Acquisition Sub Inc., a Delaware corporation (“Acquisition Sub”), Mylan II B.V., a private limited liability company incorporated and existing under the laws of the Netherlands (“Mylan II B.V.”), Viatris Inc. (formerly known as Upjohn Inc.), a Delaware corporation (“Viatris Inc.” and, together with Acquisition Sub and Mylan II B.V., the “Note Guarantors”), and The Bank of New York Mellon, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, Mylan Inc., as issuer, has heretofore executed and delivered to the Trustee an indenture, dated as of November 29, 2013, as amended and supplemented by the First Supplemental Indenture, dated as of November 29, 2013, the Second Supplemental Indenture, dated as of February 27, 2015 (the “Second Supplemental Indenture”), and the Third Supplemental Indenture, dated as of March 12, 2015 (as amended and supplemented prior to the date hereof, the “Indenture”), providing for the issuance of 4.200% Senior Notes due 2023 and 5.400% Senior Notes due 2043 (collectively, the “Notes”) and the guarantee of the Notes by Mylan N.V., a public limited liability company (naamloze vennootschap) incorporated and existing under the laws of the Netherlands (“Mylan N.V.”);

WHEREAS, pursuant to the terms of the Separation and Distribution Agreement, dated as of July 29, 2019, by and between Pfizer Inc., a Delaware corporation (“Pfizer Inc.”), and Viatris Inc., as amended (the “Separation and Distribution Agreement”), and the Business Combination Agreement, dated as of July 29, 2019, by and among Pfizer Inc., Viatris Inc., Acquisition Sub, Mylan N.V., Mylan I B.V., a private limited liability company incorporated and existing under the laws of the Netherlands (“Mylan I B.V.”), and Mylan II B.V., as amended (the “Business Combination Agreement”), among other things, Mylan N.V. will merge with and into Mylan II B.V. and will cease to exist as a separate legal entity (the “Merger”);

WHEREAS, following the consummation of the Merger (the “Merger Effective Time”), Acquisition Sub and Mylan I B.V. shall enter into a purchase and sale agreement, whereby Mylan I B.V. will sell and agree to transfer, immediately following the Merger Effective Time, all issued and outstanding shares in the capital of Mylan II B.V. to Acquisition Sub (the “Share Sale”), and Mylan I B.V. will subsequently be dissolved and liquidated;

WHEREAS, following the consummation of the Share Sale, Mylan II B.V. will sell and transfer all or substantially all of its assets and liabilities to Acquisition Sub (the “Reorganization”);

WHEREAS, in connection with the consummation of each of the Merger and the Reorganization, (i) Mylan II B.V., as successor to Mylan N.V., wishes to assume all the obligations of Mylan N.V. as guarantor under the Notes and the Indenture, and (ii) Acquisition Sub wishes to provide, effective as of the Reorganization Effective Time, a full and unconditional guarantee of Mylan Inc.’s obligations under the Notes and the Indenture;

WHEREAS, pursuant to Section 6.05 of the Indenture, the information, documents and reports required pursuant to the Indenture may, at the option of the issuer, instead be those of any direct or indirect parent entity of the issuer so long as, among other things, such parent entity fully and unconditionally guarantees, by execution of a supplemental indenture, the obligations of the issuer in respect of the Notes;

WHEREAS, Viatris Inc. is the direct or indirect parent entity of Mylan Inc.;

WHEREAS, Viatris Inc. wishes to provide, effective as of the Reorganization Effective Time, a full and unconditional guarantee of Mylan Inc.’s obligations under the Notes and the Indenture;

WHEREAS, the Indenture provides that under certain circumstances additional Guarantors, including the Note Guarantors, shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Guarantors shall unconditionally guarantee all of Mylan Inc.’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantees”); and

WHEREAS, pursuant to Section 14.01 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. ASSUMPTION. Mylan II B.V. hereby expressly assumes, effective as of the Merger Effective Time, all the obligations of Mylan N.V., as guarantor, under the Notes and the Indenture, and, effective as of the Merger Effective Time, shall succeed to, and be substituted for, and may exercise every right and power of Mylan N.V., as guarantor, under the Indenture and the Notes, and all references to the “Guarantor” or “Mylan N.V.” in the Indenture and the Notes shall be deemed to be references to Mylan II B.V.

3. AGREEMENT TO GUARANTEE. Effective as of the Reorganization Effective Time, each of Viatris Inc. and Acquisition Sub hereby fully and unconditionally Guarantee the obligations of Mylan Inc. in respect of the Notes on the terms set forth herein, in the Guarantee and in the Indenture including, but not limited to, Sections 2, 3, 4 and 5 of the Second Supplemental Indenture.

4. TERMS OF GUARANTEES. Sections 2, 3, 4 and 5 of the Second Supplemental Indenture are hereby deleted in their entirety and replaced with the following:

“2. Agreement to Guarantee. Each Guarantor hereby agrees as follows:

(a) Each Guarantor hereby jointly and severally, absolutely, unconditionally, fully and irrevocably guarantees the Notes and obligations of Mylan Inc. thereunder and under the Indenture, and guarantees to each Holder of a Note authenticated and delivered by the Trustee, and to the Trustee on behalf of such Holder, that (i) the principal of (and premium, if any) and interest on the Notes will be paid in full when due, whether at Stated Maturity, by acceleration or otherwise (including, without limitation, the amount that would become due but for the operation of any automatic stay provision of any federal bankruptcy law), together with interest on the overdue principal, if any, and interest on any overdue interest, to the extent lawful, and all other obligations of Mylan Inc. to the Holders or the Trustee under the Indenture or the Notes will be paid in full or performed, all in accordance with the terms of the Indenture and the Notes; and (ii) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same will be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.

(b) Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture or the absence of any action to enforce the same, any waiver or consent by any Holder of Notes with respect to any provisions of the Indenture or the Notes (other than those which expressly release, discharge or otherwise affect the Guarantee of such Guarantor), any release of any other Guarantor, the recovery of any judgment against Mylan Inc., any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(c) Each Guarantor hereby waives (to the extent permitted by law) the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of Mylan Inc., any right to require a proceeding first against Mylan Inc. or any other Person, protest, notice and all demands whatsoever and covenants, subject to Section 6 hereof, that the Guarantee of such Guarantor shall not be discharged as to the Notes, except by complete performance of the obligations contained in the Notes, the Indenture and such Guarantee. Each Guarantor acknowledges that the Guarantee is a guarantee of payment and not of collection.

(d) Each of the Guarantors hereby agrees that, in the event of a default in payment of principal (or premium, if any) or interest on any Notes, whether at Stated Maturity, by acceleration, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Notes, subject to the terms and conditions set forth in the Indenture, directly against each of the Guarantors to enforce such Guarantor’s Guarantee without first proceeding against Mylan Inc. or any other Guarantor. Each Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the Maturity of the Notes, to collect Interest on the Notes, or to enforce or exercise any other right or remedy with respect to the Notes, such Guarantor will pay to the Trustee for the account of the Holders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders.

(e) If any Holder or the Trustee is required by any court or otherwise to return to Mylan Inc. or any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to either Mylan Inc. or any Guarantor, any amount paid by any of them to the Trustee or such Holder, the Guarantee of each of the Guarantors, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders and the Trustee, on the other hand (x) subject to the terms and provisions of this Supplemental Indenture, the Maturity of the obligations guaranteed hereby may be accelerated as provided in Article VII of the Indenture for the purposes of the Guarantee of such Guarantor notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article VII of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purpose of the Guarantee of such Guarantor.

(f) Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against Mylan Inc. for liquidation or reorganization, should Mylan Inc. become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of Mylan Inc.’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes, whether as a “voidable preference”, “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(g) For purposes of this Section 2, Section 3 and Section 4, the definition of “Guarantee” and “Guarantor” in the Indenture is hereby deleted in its entirety and replaced with the following:

“Guarantee” means the guarantee by a Guarantor of the Notes and obligations of Mylan Inc. thereunder and under the Indenture.

“Guarantor” means any direct or indirect parent entity or subsidiary of Mylan Inc. that guarantees the Notes and obligations of Mylan Inc. thereunder and under the Indenture.

3. Reinstatement. Each Guarantor hereby agrees that its Guarantee provided hereunder shall continue to be effective or be reinstated, as the case may be, if at any time, payment, or any part thereof, of any obligations or interest thereon is rescinded or must otherwise be restored by a Holder to Mylan Inc. upon the bankruptcy or insolvency of Mylan Inc. or any other Guarantor.

4. Contribution; Subrogation. In order to provide for just and equitable contribution among the Guarantors, in the event any payment or distribution is made by any Guarantor under a Guarantee, such Guarantor will be entitled to a contribution from any other Guarantor in a pro rata amount based on the net assets of each Guarantor determined in accordance with GAAP. Each Guarantor shall be subrogated to all rights of Holders against Mylan Inc. in respect of any amounts paid by any Guarantor pursuant to its Guarantee; provided, however, that if an Event of Default has occurred and is continuing, the applicable Guarantor shall not be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by Mylan Inc. under the Indenture or the Notes shall have been paid in full.

5. Execution and Delivery. Each Guarantor hereby agrees that its Guarantee will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.”

5. CONSOLIDATION, MERGER AND SALE OF ASSETS OF VIATRIS INC.

(a) Viatris Inc. will not consolidate with any other entity or accept a merger of any other entity into Viatris Inc. or permit Viatris Inc. to be merged into another Person, or sell or lease all or substantially all the assets of Viatris Inc. and its Subsidiaries to, any entity, unless:

(1) either Viatris Inc. shall be the continuing entity or the successor, transferee or lessee entity, if other than Viatris Inc. (the “Viatris Inc. Successor Company”) shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of Viatris Inc. under the Viatris Guarantee;

(2) immediately after such transaction, no Default shall have occurred and be continuing; and

(3) Viatris Inc. shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale or lease and such supplemental indenture (if any) comply herewith.

(b) For purposes of this Section, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets or one or more Subsidiaries of Viatris Inc., which properties and assets, if held by Viatris Inc. instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of Viatris Inc. on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of Viatris Inc.

(c) The Viatris Inc. Successor Company will be the successor to Viatris Inc. and shall succeed to, and be substituted for, and may exercise every right and power of, Viatris Inc. under the Viatris Guarantee, and Viatris Inc., as the predecessor company, except in the case of a lease, shall be released from all obligations under the Viatris Guarantee.

6. NO RECOURSE AGAINST OTHERS. No director, officer, employee or stockholder of Mylan Inc. or any of the Note Guarantors will have any liability for any of Mylan Inc.’s or such Note Guarantor’s obligations under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees.

7. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW OR ANY SUCCESSOR TO SUCH STATUTE) WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

8. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture by manual, facsimile or electronic signature. Each signed copy shall be an original, but all of them together represent the same agreement. Signatures of the parties hereto transmitted by facsimile or electronic format (i.e., “pdf” or “tif”) shall be deemed to be their original signatures for all purposes.

9. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

10. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by Mylan Inc. and the Note Guarantors. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct of or affecting the liability of or affording protection to the Trustee.

11. RATIFICATION OF THE INDENTURE; SUPPLEMENTAL INDENTURE PART OF THE INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof, including, without limitation, Section 11.01 thereof, shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of the Notes shall be bound hereby.

12. APPOINTMENT OF AGENT FOR SERVICE. Mylan II B.V. hereby irrevocably appoints Corporation Service Company, with offices at 19 West 44th Street, Suite 200, New York, NY 10036, as its agent for service of process in any related proceeding and agrees that service of process in any such related proceeding may be made upon it at the office of such agent. Mylan II B.V. waives, to the fullest extent permitted by law, any other requirements of or objections to personal jurisdiction with respect thereto. Mylan II B.V. represents and warrants that such agent has agreed to act as its agent for service of process, and Mylan II B.V. agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect.

13. ELECTRONIC DELIVERY. The parties acknowledge and agree that they may execute this Supplemental Indenture, and any variation or amendment to the same, and all documents required to be delivered in connection with this Supplemental Indenture, by electronic instrument. The parties agree that the electronic signatures appearing on this Supplemental Indenture and on all documents required to be delivered in connection with this Supplemental Indenture shall have the same effect as handwritten signatures and the use of an electronic signature on this Supplemental Indenture and on all documents required to be delivered in connection with the Supplemental Indenture shall have the same validity and legal effect as the use of a signature affixed by hand and is made with the intention of authenticating this Supplemental Indenture and on all documents required to be delivered in connection with the Supplemental Indenture, and evidencing the parties’ intention to be bound by the terms and conditions contained herein. For the purposes of using an electronic signature, the parties authorize each other to the lawful processing of personal data of the signers for contract performance and their legitimate interests including contract management.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

Dated: November 16, 2020

MYLAN INC.

By:	/s/ John Miraglia
Name: John Miraglia
Title: Treasurer

UTAH ACQUISITION SUB INC.

By:	/s/ Sanjeev Narula
Name: Sanjeev Narula
Title: Authorized Officer

MYLAN II B.V.

By:	/s/ Thomas Salus
Name: Thomas Salus
Title: Director

VIATRIS INC.

By:	/s/ Sanjeev Narula
Name: Sanjeev Narula
Title: Authorized Officer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Francine Kincaid
Name: Francine Kincaid
Title: Vice President